UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/12/2008

CV THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21643

Delaware	43-1570294
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3172 Porter Drive, Palo Alto, CA 94304
(Address of principal executive offices, including zip code)

650-384-8500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 12, 2008, CV Therapeutics, Inc. (the "Company") entered into a license, development and supply agreement (the "License Agreement") with Menarini International Operation Luxembourg SA, a Luxembourg corporation ("Menarini"), pursuant to which the Company has granted Menarini exclusive rights to Ranexa(R) (ranolazine prolonged release tablets) in 68 countries, including 27 countries in the European Union, the Commonwealth of Independent States and select countries of Central and South America (the "Territory").

The term of the License Agreement expires on a country-by-country basis upon the later to occur of (a) ten (10) years from the first commercial sale of Ranexa in such country, or (b) the expiration of the last valid claim of licensed patents covering ranolazine (the "Term").

Menarini will make an upfront payment to the Company of $70 million in consideration of the rights granted under the License Agreement and in recognition of the research and development investments made by the Company for Ranexa.   In addition, Menarini will potentially make additional payments and investments totaling up to approximately $315 million for commercial and development milestones and promotional and detailing commitments. The commercial milestones are primarily linked to sales levels and the development milestones are linked to approval of Ranexa in Europe for certain additional indications that are jointly developed.

In addition, Menarini will make certain royalty payments to the Company during the Term related to annual net sales of Ranexa. The royalties on net sales owed to the Company will be off-set by certain amounts if certain events occur.

Pursuant to the License Agreement, Menarini will be responsible for commercial activities in the Territory, and has committed to provide minimum levels of physician details and promotional spending for Ranexa for a specified period of time. Menarini will also be responsible for pursuing regulatory and pricing approvals in the Territory. The License Agreement provides mechanisms for the parties to collaborate and share the costs of joint development of Ranexa through certain joint committees. Menarini is expected to launch Ranexa in Germany and the United Kingdom in the first quarter of 2009 with commercial launch in other countries in the Territory expected following formal pricing and reimbursement authorizations in those countries.

In the event Menarini does not meet specific commercial commitments under the License Agreement, the Company may terminate the License Agreement in accordance with specified notice and cure procedures set forth therein.

The License Agreement also may be terminated by either party in the event of a material breach by the other if the breaching party has not cured such breach within sixty (60) days of notice to cure the breach by the non-breaching party, or within ten (10) business days from such notice (if the breach consists of failure to pay monies due under the License Agreement). The Company also has the right to terminate the License Agreement (in whole or in part) on thirty (30) days' prior written notice in specific circumstances relating to certain patent challenges or violation of a specified covenant by Menarini under the License Agreement. The License Agreement also addresses the consequences of termination by the Company or by Menarini, respectively, for uncured breach by the other party.

The Company is responsible for manufacturing Ranexa and supplying Menarini at their expense with the product for packaging (for an initial period, until taken over by Menarini), distribution and sale in the Territory. As part of this arrangement, the parties have also entered into an ancillary supply agreement on customary terms and conditions. Under the License Agreement, Menarini has certain options during the Term of the License Agreement to assume specified manufacturing activities in the Territory, on prior notice to the Company.

The foregoing description of the License Agreement is qualified in its entirety by reference to the full License Agreement, which will be filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2008. The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the License Agreement. The omitted material will be included in the request for confidential treatment.

A copy of the press release dated September 12, 2008, announcing the arrangement with Menarini is attached hereto as Exhibit 99.1.

*****

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

99.1        Press Release dated September 12, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CV THERAPEUTICS, INC.

Date: September 17, 2008	By:	/s/ TRICIA BORGA SUVARI
TRICIA BORGA SUVARI
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated September 12, 2008.